Exhibit B-2(c)

                    SUPPLEMENTAL INSTRUCTIONS
                           PURSUANT TO
                         TRUST AGREEMENT
                     DATED DECEMBER 20, 1988

                                                       No. 1995-1

     These Supplemental Instructions, dated December 14, 1995, are given pursuant to the Trust Agreement, dated as of December 20, 1988, among Morgan Guaranty Trust Company of New York, as Trustor, United States Trust Company of New York, as Trustee and Arkansas Power & Light Company, as Beneficiary, under which River Fuel Trust #1 (the "Trust") was formed.

     WHEREAS, the Trust Agreement contemplates the delivery by the Beneficiary to and acceptance by the Trustee of Supplemental Instructions with respect to the execution and delivery of agreements, acceptance of assignments of agreements or rights, acquisition of properties and entering into certain transactions by the Trust, in accordance with lawful requests of the Beneficiary; and

     WHEREAS, the Beneficiary now desires to give Supplemental
Instructions to the Trustee as herein set forth:

     NOW, THEREFORE, the Beneficiary hereby gives, and the Trustee by its signature hereto hereby accepts, the following
Supplemental Instructions:

          The Trust is authorized and directed to take all actions necessary to authorize the issuance of $30,000,000 aggregate principal amount of the Trust's Intermediate Term Secured Notes, 6.34% Series B Due December 22, 1998 at a closing scheduled on or about December 22, 1995.

     Section 1.  Definitions.  For the purpose of these
Supplemental Instructions, the capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Trust Agreement.

     Section 2.  Authorization and Direction to Accept and/or
Execute Documents or Rights.

     The Trust is authorized and directed:

          a) To accept, execute and deliver to the Purchasers named therein three Note Purchase Agreements, substantially in the form attached hereto, relating to the issuance of $30,000,000 aggregate principal amount of Intermediate Term Secured Notes, 6.34% Series B Due December 22, 1998, and to perform all of the obligations and duties of the Trust thereunder; and

          b) To execute and deliver to the aforesaid Purchasers the Series B Notes referred to above upon receipt of the $30,000,000 consideration therefor, all in accordance with said Note Purchase Agreements, and to execute and deliver all other certificates and instruments required of the Trust at the closing referred to in the aforesaid Note Purchase Agreements.

     Section 3. Use of Proceeds. The proceeds received upon the issuance of the aforesaid Series B Notes shall be deposited in the Collateral Account and promptly thereafter shall be applied first to the payment of $25,000,000 aggregate principal amount of the Trust's Series A Notes which mature on December 22, 1995 and any balance of said proceeds shall be applied ultimately toward the purchase price of Nuclear Fuel in accordance with the directions of the Lessee.

     Section 4. Confirmation of Trust. The Trustee hereby confirms by its execution hereof that the declaration of trust embodied in Section 3 of the Trust Agreement shall apply fully to all rights, estates, properties, assets, payments or proceeds received or obtained by the Trustee pursuant to these Supplemental Instructions.

     Section 5. Other Provisions. Except as herein expressly provided, all of the terms and provisions of the Trust Agreement shall as nearly as may be practicable apply to all rights and obligations obtained or incurred by the Trustee pursuant to these Supplemental Instructions.

     IN WITNESS WHEREOF, the parties hereto have executed these Supplemental Instructions as of the day and year first written above.


                                   ARKANSAS POWER & LIGHT
                                   COMPANY


                                   By:  /s/ William J. Regan, Jr.

ACCEPTED:

UNITED STATES TRUST COMPANY
  OF NEW YORK, AS TRUSTEE


By:_______________________________